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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2003

Boston Properties, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	1-13087 (Commission File Number)	04-2473675 (I.R.S. employer Identification No.)
111 Huntington Avenue, Boston, Massachusetts 02199 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 236-3300

ITEM 5. Other Events

        On March 1, 2003, Boston Properties, Inc. (the "Company") renewed its all-risk property insurance program. The new program includes coverage for "certified acts of terrorism" as defined by the federal Terrorism Risk Insurance Act ("TRIA") which was enacted in November 2002; accordingly, the Company did not renew its 2002 stand alone terrorism insurance policy. The Company's current property insurance coverage carries a $640 million per occurrence limit. Additionally, the Company's 2003 program provides $25 million of coverage for acts of terrorism other than those "certified" under TRIA. The Company also carries earthquake insurance which covers its San Francisco portfolio with a $120 million per occurrence limit and a $120 million aggregate limit, $20 million of which is provided as a direct insurer by IXP, Inc., the Company's wholly-owned taxable REIT subsidiary formed in 2002 to act as a captive insurance company. The accounts of IXP, Inc. are consolidated with the Company's.

        Developments in the worldwide marketplace for insurance, including an overall significant reduction in coverage capacity, have led to a general decrease in property and liability insurance limits in recent years. The Company's 2003 coverage reflects such a decrease as compared with pre-2002 policies, which included, among other things, all-risk property insurance limits on a so-called "blanket" basis. In the event of an uninsured loss or a loss in excess of the Company's insurance limits, it could lose both the revenues generated from the affected property and the capital it invested in the affected property; depending on the specific circumstances of the affected property it is possible that the Company could be liable for any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the Company's business and financial condition and results of operations.

        On March 11, 2003, the Company announced in a press release that its operating partnership, Boston Properties Limited Partnership, had priced an offering of $300 million in aggregate principal amount of its 5.625% senior unsecured notes due April 15, 2015. The notes were priced at 99.898% of their face amount to yield 5.636%. The Company is attaching this press release as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits
Exhibit No.
99.1	The Boston Properties, Inc. press release dated March 11, 2003 announcing the pricing of an offering of senior unsecured notes by its operating partnership, Boston Properties Limited Partnership.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2003	BOSTON PROPERTIES, INC.
	By:	/s/ DOUGLAS T. LINDE Douglas T. Linde Chief Financial Officer

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SIGNATURES